Exhibit 99.1

FOR IMMEDIATE RELEASE

Investment Technology Group Reports Second Quarter 2008
Results

NEW YORK, NY, July 31, 2008 – Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based trading services and transaction research, today announced that for the second quarter ended June 30, 2008, net income was $25.7 million, down five percent from net income of $27.2 million in the second quarter of 2007. Earnings were $0.58 per diluted share, down three percent versus earnings of $0.60 per diluted share in the second quarter of last year. ITG’s total revenue for the second quarter of 2008 was $180.4 million, three percent greater than total revenue of $175.7 million for the second quarter of 2007. Pre-tax margins in the second quarter were 24.4 percent in 2008, down from 26.5 percent realized in 2007.

“ITG’s second quarter revenues showed continued strength despite the softening of the US equities market in April and May,” said Bob Gasser, ITG’s Chief Executive Officer and President. “We have been successful in our efforts to drive more volume through our systems and increase the penetration of our product lines. By design, the trading continuum approach to our product suite has allowed us to diversify our revenue streams over time to include recurring revenues and additional asset classes. This portfolio approach provides us with opportunities for ongoing US growth.”

ITG’s non-US revenues were $48.7 million in the second quarter of 2008, a 15 percent increase over revenues of $42.1 million in the second quarter of 2007. Non-US pre-tax income decreased to $4.0 million in the second quarter of 2008 from $5.8 million in the second quarter of 2007.

“Although major international market indices were down double digits, our non-US business delivered solid revenues in the second quarter and we remain confident about our future growth in Asia, Canada and Europe,” said Mr. Gasser.  “We are encouraged by the secular trends in these regions, particularly the further fragmentation of European market structure, and believe that our global product offering is particularly well positioned in an increasingly electronic marketplace.”

Year to Date Results

For the six months ended June 30, 2008, revenues increased 12 percent from the prior year period to $384.6 million, net income increased 13 percent to $58.7 million and diluted earnings per share increased 15 percent to $1.33.

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss second quarter results. Those wishing to listen to the call should dial 1-866-770-7120 and enter the pass code 92490563 at least 10 minutes prior to the start of the call to ensure connection.  The conference call and webcast will also be accessible through ITG’s web site at www.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-888-286-8010 and entering the pass code 57236827. The replay will be available starting approximately two hours after the completion of the conference call.

ABOUT ITG

Investment Technology Group, Inc. (ITG), is a specialized brokerage firm that partners with clients globally to provide innovative solutions spanning the entire trading process.  A pioneer in electronic trading, ITG has a unique approach that combines pre-trade, order management, trade execution, and post-trade tools to provide continuous improvements in trading and cost efficiency. The firm is headquartered in New York and maintains offices in North America, Europe and the Asia Pacific regions. For additional information, visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Investor and Media Relations Contact:

Alicia Curran

(212) 444-6130

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INVESTMENT TECHNOLOGY GROUP, INC.
Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Commissions	$153,217	$148,838	$329,444	$292,751
Recurring	22,285	20,951	43,930	40,133
Other	4,855	5,862	11,261	11,695
Total revenues	180,357	175,651	384,635	344,579

Expenses:
Compensation and employee benefits	58,482	59,630	126,110	118,145
Transaction processing	24,333	24,330	48,682	49,656
Occupancy and equipment	14,655	11,220	27,755	22,440
Telecommunications and data processing services	12,438	9,900	25,188	19,034
Other general and administrative	24,636	21,353	49,821	40,959
Interest expense	1,743	2,664	3,956	5,449
Total expenses	136,287	129,097	281,512	255,683
Income before income tax expense	44,070	46,554	103,123	88,896
Income tax expense	18,330	19,343	44,395	36,975
Net income	$25,740	$27,211	$58,728	$51,921

Earnings per share:
Basic	$0.59	$0.61	$1.34	$1.17
Diluted	$0.58	$0.60	$1.33	$1.16

Basic weighted average number of common shares outstanding	43,705	44,338	43,667	44,207
Diluted weighted average number of common shares outstanding	44,256	45,047	44,252	44,940

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	June 30, 2008	December 31, 2007
	(unaudited)
Assets
Cash and cash equivalents	$290,888	$183,757
Cash restricted or segregated under regulations and other	60,630	71,300
Deposits with clearing organizations	29,852	43,284
Securities owned, at fair value	9,345	8,022
Receivables from brokers, dealers and clearing organizations	1,182,081	551,059
Receivables from customers	1,136,728	676,522
Premises and equipment, net	48,205	45,886
Capitalized software, net	60,716	50,892
Goodwill	422,597	422,774
Other intangibles, net	29,946	31,318
Deferred taxes	3,281	2,282
Other assets	11,071	13,791
Total assets	$3,285,340	$2,100,887

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$199,366	$186,463
Short-term bank loans	45,000	101,400
Payables to brokers, dealers and clearing organizations	732,491	497,124
Payables to customers	1,409,182	457,105
Securities sold, not yet purchased, at fair value	326	859
Income taxes payable	18,199	18,320
Deferred taxes	2,245	2,821
Long term debt	113,500	132,500
Total liabilities	2,520,309	1,396,592

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 51,540,282 and 51,503,221 shares issued at June 30, 2008 and December 31, 2007, respectively, and; 43,569,322 and 43,462,885 shares outstanding at June 30, 2008 and December 31, 2007, respectively	515	515
Additional paid-in capital	214,769	210,071
Retained earnings	710,405	651,677
Common stock held in treasury, at cost; 7,970,960 and 8,040,336 shares at June 30, 2008 and December 31, 2007, respectively	(181,292)	(177,928)
Accumulated other comprehensive income (net of tax)	20,634	19,960
Total stockholders’ equity	765,031	704,295
Total liabilities and stockholders’ equity	$3,285,340	$2,100,887